UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2014

Independence Realty Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-36041	26-4567130
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 20, 2014, Independence Realty Operating Partnership, LP, or IROP, the operating partnership of Independence Realty Trust, Inc., or IRT, entered into five interest purchase and sale agreements, or the purchase agreements, with CRA-B1 Fund, LLC, or the seller. Each purchase agreement provided, on the terms and subject to the conditions set forth in the relevant agreement, for IROP or its designee to purchase from the seller all of the equity of a limited liability company, each a property owner, which is the fee simple owner of an apartment property located in Louisville Kentucky. The five apartment properties owned by the property owners are referred to in this report as the Kentucky portfolio. The Kentucky portfolio contains 1,549 apartments. As of October 2014, the Kentucky portfolio’s occupancy rate was 93% and the average monthly effective rent per occupied unit was $871. The properties in the Kentucky portfolio range in age from 1970 to 2000 with all undergoing recent upgrades between 2011 and 2014.

IROP’s and seller’s obligations to close under any purchase agreement are subject to the condition that the closing under the other purchase agreements occurs simultaneously, unless, in the case of IROP, the other purchase agreement is terminated as the result of defined major damage to the underlying apartment property. The purchase agreements provide for IROP to pay the seller purchase prices totaling $162.5 million payable as follows: (1) deposits totaling $2,000,000 by the end of the due diligence period provided for in the purchase agreements and (2), at the closings, the remaining balance of the relevant purchase price, after applying the relevant deposit and as adjusted by customary credits and prorations provided for in the relevant purchase agreement. The purchases prices provided for in the five purchase agreements are $20.0 million, $35.0 million, $38.5 million, $55.0 million and $14.0 million, respectively, and the related deposits are approximately 1.2% of the relevant purchase price. IROP may terminate any purchase agreement with or without cause if IROP objects to title matters that are not cured by seller, for seller’s breach of, and failure to cure, its representations and warranties, if any of IROP’s conditions to closing are not satisfied and for other reasons set forth in the purchase agreements. If IROP terminates any purchase agreement on any of these grounds, IROP’s deposit for that purchase agreement will be refunded. The purchase agreements contain other customary terms and conditions and contemplate that the date of the closings will be December 4, 2014, subject to extension on the terms set forth therein.

The seller does not have any relationship with IRT or its affiliates apart from the purchase agreements.

Forward-Looking Statements

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the purchases described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks associated with whether IROP will be able to complete the purchase of the equity of the property owners, including, without limitation, whether IROP will be satisfied with the results of its due diligence on the Kentucky portfolio, whether the closing conditions set forth in the purchase agreements will be satisfied and the risk factors discussed and identified in Item 1A of IRT’s Annual Report on Form 10-K filed with the SEC on March 11, 2014, and in other of its public filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Realty Trust, Inc.

October 22, 2014	By:	/s/ James J. Sebra

Name: James J. Sebra
Title: Chief Financial Officer and Treasurer